Exhibit 10(11)

WYETH

SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(amended and restated effective as of January 1, 2005)

PURPOSE

The purpose of the Plan is to provide an additional savings plan of deferred compensation for a select group of management and highly compensated employees. Accordingly, the Plan supplements the benefits of Participants whose benefits under the Savings Plan are limited (i) by the Code Limits or (ii) as a result of their election to defer Base Salary under the DCP or the Prior DCP. The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly.

The Plan is an amendment and restatement of the Prior Plan effective as of the Restatement Date.

Capitalized terms not otherwise defined in the text hereof shall have the meanings set forth in Section 1.

SECTION 1

DEFINITIONS

1.1      Rules of Construction.  Except where the context indicates otherwise, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural. All references to sections and appendices are, unless otherwise indicated, to sections or appendices of the Plan.

1.2      Terms Defined in the Plan.  Whenever used herein, the following terms shall have the meanings set forth below:

(a)      “409A Account” means a bookkeeping account (including all sub-accounts) maintained by the Company for each Participant, to record: (i) the Participant’s Base Salary and/or Excess Compensation deferrals under the Plan; (ii) all Matching Contributions credited to a Participant, plus or minus (iii) Investment Earnings/Losses on those amounts minus (iv) all distributions or withdrawals made to a Participant or his Beneficiary, or forfeitures of unvested Matching Contributions that relate to his 409A Account, in each case to the extent that such amounts are not included in the Participant’s Grandfathered Account. The 409A Account shall be divided into Base Salary and/or Excess Compensation deferral and Matching Contribution sub-accounts.

(b)      “Administrative Procedures” means the policies and procedures established by the Committee and/or the Administrative Record Keeper from time to time governing elections to participate in the Plan, maintenance of Deferral Accounts, Investment Options, calculation of Investment Earnings/Losses, required Election Forms, distributions from the Plan and such other matters as are necessary for the proper administration of the Plan.

(c)      “Administrative Record Keeper” means the person or persons designated by the Committee in accordance with Section 2.

(d)      “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Wyeth and any trade or business (whether or not incorporated) which is under common control with Wyeth (within the meaning of Section 414(c) of the Code); provided, however, that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

(e)      “Base Salary” means the annual base compensation from all sources (i.e., regardless of whether United States source or foreign source) to be paid during a Plan Year by the Company to an Employee for services rendered to the Company. Base Salary may only be deferred under the Plan to the extent it would otherwise be payable from the Company’s regular U.S. payroll.

(f)      “Beneficiary” shall have the meaning ascribed to it in the Savings Plan.

(g)      “Board of Directors” means the Board of Directors of Wyeth (or any Committee of the Board of Directors to whom the Board of Directors delegates, from time to time, its authority hereunder).

(h)      “Business Day” means each day that the New York Stock Exchange is open for business.

(i)      “Claimant” has the meaning set forth in Section 9.1.

(j)      “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.

(k)      “Code Limits” means Section 401(a)(17) of the Code.

(l)       “Committee” means the committee of three or more officers or employees of the Company designated from time to time by Wyeth to administer the Plan and any successor thereto.

(m)     “Company” means Wyeth and its Affiliates.

(n)      “Company Account Plan” means any arrangement sponsored by the Company, other than the Plan, that (i) is required to be aggregated with the Plan under Treasury Regulation 1.409A-1(c)(2) and (ii) (A) is an “account balance plan,” as such term is defined in Treasury Regulation 1.409A-1(c)(2)(i)(A) or (B) provides for the deferral of compensation other than at the election of the Employee, as described in Treasury Regulation 1.409A-1(c)(2)(i)(B).

(o)      “Company Stock Fund” means the Investment Option available under the Plan and the Savings Plan that is designed to track the performance of Wyeth’s Common Stock, par value $0.33 -1/3.

(p)      “Covered Compensation” shall have the meaning ascribed to it in the Savings Plan.

(q)      “DCP” means the Wyeth 2005 (409A) Deferred Compensation Plan, (amended and restated effective as of January 1, 2005), as amended from time to time.

(r)       “Death Payment Date” shall mean within ninety days after the date of the Participant’s death.

(s)       “Deferral Account” means a bookkeeping account (including all sub-accounts) maintained by the Company for each Participant to record (i) the Participant’s Base Salary and/or Excess Compensation deferrals under the Plan; (ii) all Matching Contributions credited to a Participant, plus or minus (iii) Investment Earnings/Losses on those amounts, minus (iv) all distributions or withdrawals made to a Participant or his Beneficiary, or forfeitures of unvested Matching Contributions, pursuant to the Plan. The Deferral Account shall be divided into a 409A Account and a Grandfathered Account.

(t)       “Deferred Compensation Tax Compliance Committee” means a committee of such officers or employees of the Company as shall be designated from time to time by the Company.

(u)      “Election Form” means the form or forms established from time to time by the Administrative Record Keeper and/or the Committee, that an Eligible Employee completes, signs and returns to the Administrative Record Keeper to make an election under the Plan.

(v)      “Eligible Employee” means an Employee who is eligible to participate in the DCP; provided, however, that in no event shall an Employee who is a resident of Puerto Rico be an Eligible Employee.

(w)      “Employee” means an employee of the Company.

(x)      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any applicable rulings and regulations promulgated thereunder.

(y)      “Excess Compensation” means an Eligible Employee’s compensation in excess of Covered Compensation.

(z)      “Grandfathered Account” means that portion of a Participant’s Deferral Account under the Plan that, for purposes of Section 409A, was both earned and vested on December 31, 2004, plus or minus Investment Earnings/Losses on those amounts, plus or minus retained earnings, minus all distributions or withdrawals made to a Participant or his Beneficiary, pursuant to the Plan that relate to his Grandfathered Account. The Grandfathered Account shall be divided into separate Base Salary and/or Excess Compensation deferral and Matching Contribution sub-accounts. For example, the Grandfathered Account of a Participant will equal all amounts deferred and vested as of December 31, 2004 and all earnings on such amounts until the balance of the Grandfathered Account is distributed.

(aa)     “Investment Earnings/Losses” means the income, gains and losses that would have been realized had an amount deferred under the Plan actually been invested in the Investment Option or Options selected by the Participant.

(bb)     “Investment Options” means the investment options that are selected by the Committee that are used as hypothetical investment options among which the Participant may allocate all or a portion of his Deferral Account.

(cc)     “Matching Contribution” has the meaning set forth in Section 5.1.

(dd)     “Participant” means an Eligible Employee who participates in the Plan.

(ee)     “Payment Date” means as soon as practicable following the first anniversary of the Participant’s Separation from Service, but in no event later than the last Business Date of the month following the month that includes such first anniversary of the Participant’s Separation from Service.

(ff)     “Plan” means this Wyeth Supplemental Employee Savings Plan, as amended from time to time.

(gg)    “Plan Year” means the calendar year.

(hh)    “Prior DCP means the terms of the Wyeth Deferred Compensation Plan (as amended and restated as of November 20, 2003), as set forth in the Company’s written documentation, rules, practices and procedures applicable to such plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification of such plan, within the meaning of Section 409A).

(ii)      “Prior Plan” means the terms of the Plan in effect immediately prior to the Restatement Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification of the Grandfathered Account, within the meaning of Section 409A).

(jj)       “Restatement Date” means January 1, 2005.

(kk)    “Retirement Eligible” means a Participant who, as of the date of his Separation from Service is (i) at least age 55 with at least five Years of Vesting Service or (ii) at least age 65.

(ll)      “Retirement Plan” means the Wyeth Retirement Plan - United States, as amended from time to time.

(mm)   “Savings Plan” means the Wyeth Savings Plan, as amended from time to time.

(nn)    “Section 409A” means Section 409A of the Code and the applicable notices, rulings and regulations promulgated thereunder.

(oo)    “Section 409A Compliance” has the meaning set forth in Section 10.1.

(pp)    “Separation from Service” means a separation from service with the Company for purposes of Section 409A, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h); provided, however, that, for purposes of the Grandfathered Account, “Separation from Service” shall be determined in accordance with the terms of the Prior Plan. Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion with respect to the 409A Account to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4).

(qq)    “Transition Elections” means contingent distribution elections made by a Participant prior to January 1, 2009 in accordance with the provisions of Notices 2005-1, 2006-79 and 2007-86 promulgated by the U.S. Treasury Department and the Internal Revenue Service and the Proposed Regulations under Section 409A, 70 Fed. Reg. 191 (Oct. 4, 2005).

(rr)     “Treasury Regulations” means the regulations adopted by the Internal Revenue Service under the Code, as they may be amended from time to time.

(ss)     “Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Section 409A.

(tt)       “Valid Notional Rollover” means a notional rollover of all or a portion of the balance of (i) a Participant’s Grandfathered Account to the Prior DCP at the time of Separation from Service of a Participant who has an account balance in the Prior DCP or the DCP and is Retirement Eligible at the time of such Separation from Service or (ii) a Participant’s 409A Account to the DCP at the time of Separation from Service of a Participant who is Retirement Eligible at the time of such Separation from Service. The effective date of a Valid Notional Rollover shall be the first of the month following the Participant’s Separation from Service even though the Payment Date may otherwise have been a later date.

(uu)    “Wyeth” means Wyeth, a Delaware corporation, and any successor thereto.

(vv)    “Year of Vesting Service” has the meaning ascribed to it in the Retirement Plan as of January 1, 2006, and, prior to such date, has the meaning ascribed to "Continuous Service," as such term was defined in the Retirement Plan prior to January 1, 2006.

SECTION 2

ADMINISTRATION

2.1      General Authority.  The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power, subject to the terms of the Plan: (i) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (ii) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (iii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iv) to make determinations regarding the valuation of Deferral Accounts; (v) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (vi) to designate the Administrative Record Keeper and review actions taken by the Administrative Record Keeper or any other person to whom authority is delegated under the Plan; and (vii) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such member shall not resolve, or participate in the resolution of, any matter relating specifically to such Committee member’s eligibility to participate in the Plan or the calculation or determination of such member’s benefits under the Plan.

2.2      Delegation.  The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee. If any individual to whom the Committee delegates authority is a Participant, such individual shall not resolve, or participate in the resolution of, any matter specifically relating to such individual’s eligibility to participate in the Plan or the calculation or determination of such individual’s benefits under the Plan.

2.3      Administrative Record Keeper.  The Administrative Record Keeper shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrative Record Keeper is a Participant, the Administrative Record Keeper shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrative Record Keeper shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

2.4      Actions; Indemnification.  The members of the Board of Directors, the Committee, the Administrative Record Keeper, the members of the Deferred Compensation Tax Compliance Committee, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act with respect to the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Board of Directors (and each member thereof), the Committee (and each member thereof), the Deferred Compensation Tax Compliance Committee (and each member thereof), the Administrative Record Keeper, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The indemnification, exculpation and liability limitations of this Section 2.4 shall apply to the Administrative Record Keeper only to the extent that the Administrative Record Keeper is or was a director, officer or employee of the Company.

SECTION 3

PARTICIPATION

3.1      Continuing Participants.  Any individual on the Restatement Date who was participating in the Prior Plan immediately prior to the Restatement Date shall continue to be a Participant in the Plan on the Restatement Date.

3.2      Mandatory Participation.  An Eligible Employee shall be required to commence participation in the Plan as of the effective date of his first election to defer Base Salary under the DCP.

3.3      Voluntary Participation.  An Eligible Employee may voluntarily elect to defer from one to six percent of Excess Compensation under the Plan. In the event that an Eligible Employee elects to participate in the Plan in accordance with this Section 3.3, participation shall commence as of the first payroll period during a Plan Year in which such Eligible Employee’s compensation exceeds Covered Compensation.

3.4      Exclusions.  No Employee who is not an Eligible Employee shall be eligible to participate in the Plan. In addition, the Committee may, if it determines it to be necessary or advisable to comply with ERISA, the Code or other applicable law, exclude one or more Eligible Employees or one or more classes of Eligible Employees from Plan participation.

SECTION 4

ELECTIONS

4.1      Deferral Elections.  All deferrals under the Plan shall be evidenced by the Eligible Employee properly executing and submitting such Election Forms as may be required by the Administrative Record Keeper in accordance with the Administrative Procedures and this Section 4.

4.2      Deferrals.

(a)      Mandatory Deferrals.  If an Eligible Employee is required to participate in the Plan because he has elected to make Base Salary deferrals under the DCP, he shall complete such Election Forms as may be required by the Administrative Record Keeper in accordance with the Administrative Procedures.

(b)      Voluntary Deferrals.  Except for the first Plan Year in which an individual becomes an Eligible Employee, an Eligible Employee’s voluntary election to defer Excess Compensation under the Plan with respect to a particular Plan Year must be received by the Administrative Record Keeper no later than December 31 of the prior Plan Year. If a Participant fails to make a new deferral election for a subsequent Plan Year, a Participant’s deferral election for such subsequent Plan Year shall be the deferral election in effect as of December 31 of the preceding Plan Year. With respect to the first Plan Year in which an individual becomes an Eligible Employee, elections to voluntarily defer Excess Compensation into the Plan must be made within 30 days after the earlier of the date the Eligible Employee becomes eligible to participate in the Plan or any other Company Account Plan.

(c)      Rehired Employees.  Notwithstanding the foregoing provisions of this Section 4.2, an Eligible Employee who is rehired by the Company or otherwise again becomes an Eligible Employee after deferring amounts under the Plan or under another Company Account Plan and prior to receiving a distribution of his entire 409A Account and his entire balance under any other Company Account Plan shall not be entitled to make deferrals under the Plan until the Plan Year following the Plan Year that includes the date such individual again becomes an Eligible Employee. In the event such an Eligible Employee previously Separated from Service with the Company, payment of his 409A Account shall not be suspended or otherwise delayed. In the event an Eligible Employee received a distribution of his entire 409A Account and his entire balance under any other Company Account Plan prior to the date he was rehired by the Company or otherwise again became an Eligible Employee, he shall be entitled to make a deferral election within 30 days of the date he again becomes eligible to participate in the Plan; provided, however, that if such Eligible Employee is rehired on or after January 1, 2009, any additional deferrals shall be paid on the applicable Participant’s Payment Date following the date he next Separates from Service with the Company, unless the Participant elects to redefer such amounts pursuant to Section 8.

(d)      Amount of Deferral.  If an Eligible Employee is required to participate in the Plan as a result of his election to defer Base Salary under the DCP, the first six percent of Base Salary he elected to be deferred under the DCP shall instead automatically be deferred under the Plan. Except as provided in Section 4.2(b) above, if an Eligible Employee has compensation that exceeds Covered Compensation, such Eligible Employee may voluntarily elect to defer from one to six percent of the amount of his Excess Compensation into the Plan.

(e)      Vesting.  A Participant shall be fully vested at all times in the Base Salary or Excess Compensation deferred (adjusted to reflect Investment Earnings/Losses) into the Plan.

4.3      Contingent Distribution Election for Transition Election Eligible Employees Who Become Participants Prior to January 1, 2009.

(a)      An Eligible Employee who is a Participant prior to January 1, 2009 or is hired prior to November 1, 2008 with an annual base salary of $230,000 or more (the “2008 New Executives”) may make, by no later then December 31, 2008, a Transition Election with respect to this 409A Account; provided, however, that an election made in 2008 shall apply solely to the amount that would not otherwise be payable to him in 2008 and shall not cause any amounts to be paid to him in 2008 that would not otherwise be payable to him in 2008. The Administrative Record Keeper may, in accordance with the requirements of Section 409A and the Administrative Procedures, permit Eligible Employees who are Participants prior to January 1, 2009 and the 2008 New Executives to make one or more additional elections to transfer, in a Valid Notional Rollover, deferrals made under the Plan; provided, however, that any such election shall only apply to deferrals made for Plan Years subsequent to the date of such election. The Administrative Record Keeper may also, in accordance with the requirements of Section 409A and the Administrative Procedures, permit Eligible Employees who become Participants prior to January 1, 2009 and the 2008 New Executives to make one or more elections to receive distribution of their 409A Accounts on the Payment Date in lieu of a Valid Notional Rollover; provided, however, that any such election shall only apply to deferrals made for Plan Years subsequent to the date of such election. A Participant may not revoke his contingent election to transfer all or a portion of the vested balance of his 409A Account in a Valid Notional Rollover. If a Participant who has elected to make a Valid Notional Rollover is not Retirement Eligible at the time of his Separation from Service, then the election shall be void and of no further force and effect and the Participant’s 409A Account shall be paid on the Payment Date. An Eligible Employee who first becomes a Participant on or after January 1, 2009 (other than the 2008 New Executives) shall not be entitled to make a Transition Election and shall receive the vested balance of his 409A Account on the Payment Date, unless he elects to redefer the vested balance of his 409A Account in accordance with Section 8.

(b)      The Transition Elections made by a Participant shall supplement and, to the extent inconsistent therewith, shall supersede the corresponding provisions of this Section 4.

4.4      Cancellation of Deferral Election Upon Unforeseeable Emergency or Hardship Distribution

(a)      Unforeseeable Emergency.  The Committee shall cancel a deferral election with respect to a Plan Year in the event that the Participant demonstrates that an Unforeseeable Emergency has occurred.

(b)      Savings Plan Hardship Distribution.  Notwithstanding anything to the contrary herein, in the event a Participant receives a hardship distribution under the Savings Plan, the Participant’s deferral election shall be cancelled for the remainder of the Plan Year and the Participant shall not be entitled to make further deferrals under the Plan until the second Plan Year subsequent to the date such Participant receives a hardship distribution under the Savings Plan.

(c)      Effect of Cancellation.  If the Participant’s election is cancelled pursuant to this Section 4.4, the Participant’s election shall be cancelled, and not postponed or otherwise delayed, such that any later deferral election will be subject to the provisions governing deferral elections as provided in Section 4.2 and the Administrative Procedures.

SECTION 5

MATCHING CONTRIBUTIONS

5.1      Matching Contributions.  Subject to the provisions regarding vesting in Section 5.2 below, the Company shall make a notional matching contribution in an amount equal to fifty percent of the Base Salary or Excess Compensation deferred by the Participant under the Plan (the “Matching Contribution”). Matching Contributions shall be credited to a Participant’s Deferral Account on the same date as Base Salary or Excess Compensation deferrals and shall be accounted for by the Company separately from Base Salary or Excess Compensation deferrals.

5.2      Vesting.  A Participant shall be fully vested in the Company’s Matching Contributions if he has five or more Years of Vesting Service. If a Participant has less than five Years of Vesting Service, he shall become vested in his Matching Contributions to the 409A Account, according to the following schedule:

Years of Vesting Service	Cumulative Vesting Percentage
Prior to 2 years	0%
On or after 2 years	25%
On or after 3 years	50%
On or after 4 years	75%
5 or more years	100%

Regardless of the number of Years of Vesting Service, a Participant shall be fully vested in his Matching Contributions, and such Matching Contributions shall be non-forfeitable, when he attains age 65 or upon his death, if earlier, provided that upon such event he is still an Employee. If a Participant incurs a Separation from Service or otherwise receives a distribution from the Plan at a time when such Participant is less than 100% vested in Matching Contributions, the unvested portion of such Matching Contributions shall be forfeited in their entirety.

SECTION 6

DEFERRAL ACCOUNTS

6.1      Plan Accounts – In General.  An individual Deferral Account shall be established and maintained under the Plan on behalf of each Participant by or on behalf of whom deferrals have been made. The Deferral Account of each Participant shall be divided into a separate Grandfathered Account and a 409A Account, as applicable, which accounts shall track the Base Salary deferrals, Excess Compensation deferrals, Matching Contributions, Investment Earnings/Losses, distributions, forfeitures or other elections applicable to such accounts. The Grandfathered Account and the 409A Account shall have sub-accounts established and maintained as appropriate to reflect Matching Contributions and the Investment Option(s) selected by the Participant.

6.2      Crediting/Debiting of Deferral Account.  Base Salary, Excess Compensation and Matching Contribution deferrals under the Plan shall be credited to a Participant’s Deferral Account in accordance with the Administrative Procedures. A Participant’s Deferral Account shall be credited or debited with Investment Earnings/Losses based upon the Investment Options selected by the Participant pursuant to Section 6.3 and in accordance with the Administrative Procedures.

6.3      Election of Investment Options.  A Participant shall elect, in connection with his initial deferral election under the Plan, one or more Investment Option(s) from a menu of Investment Options provided by the Committee to be used to determine Investment Earnings/Losses credited or debited to his Deferral Account. A Participant may reallocate the existing balance of his Deferral Account among the available Investment Options and change Investment Options with respect to future deferrals under the Plan in accordance with the Administrative Procedures. In the event that a Participant fails to select one or more Investment Options for all or a portion of his Deferral Account (including in the situation where the Investment Option is discontinued and the Participant fails to designate an alternative in accordance with the Administrative Procedures), such amounts shall be deemed invested in the default Investment Option specified in the Savings Plan, or if no default is specified, in such Investment Option as may be specified by the Committee from time to time. In addition to the blackout periods and other restrictions set forth in the Company’s Securities Transactions Policy, as amended from time to time, the Company may impose such additional restrictions on transfers by Participants in the Company Stock Fund as it deems necessary or advisable in order to comply with federal or state securities laws (including, but not limited to Rule 16b-3 of the Securities Exchange Act of 1934, as amended). Any Participant subject to such restrictions shall be notified by the Company.

6.4      Investment Options.  The Committee shall select the Investment Options that are used as hypothetical investment options among which Participants may allocate all or a portion of their Deferral Account. The Committee shall be permitted to add, remove or change Investment Options as it deems appropriate, provided that any such addition, deletion or change shall not be effective with respect to any period prior to the effective date of the change. Each Participant, as a condition to his participation in the Plan, agrees to indemnify and hold harmless the Committee, the Administrative Record Keeper, and the Company, and their agents and representatives, from any losses or damages of any kind relating to the Investment Options made available hereunder.

6.5      Crediting or Debiting Method.  The performance of each elected Investment Option (either positive or negative) will be determined based on the performance of the actual Investment Option. A Participant’s Deferral Account shall be credited or debited with Investment Earnings/Losses on each Business Day, or as otherwise determined by the Administrative Record Keeper in accordance with the Administrative Procedures.

6.6      Valuation.  The Administrative Record Keeper shall establish procedures for valuing the balance of a Participant’s Deferral Account in accordance with the Administrative Procedures.

6.7      No Actual Investment.  Notwithstanding any other provision of the Plan, the Investment Options are to be used for measurement purposes only, and a Participant’s election of any such Investment Options and the crediting or debiting of Investment Earnings/Losses to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his Deferral Account in any such Investment Options. In the event that the Company decides to invest funds in any or all of the Investment Options, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.

SECTION 7

DISTRIBUTIONS

7.1      Distribution of Grandfathered Accounts.

(a)      Payout under the SESP.  Unless a Participant makes an election in accordance with Section 7.1(b), a Participant shall receive a lump sum cash payment equal to the balance of his Grandfathered Account upon twelve months advance written notice to the Administrative Record Keeper; provided, however, that no payment of the Grandfathered Account may be made prior to the first anniversary of the date such Participant incurs a Separation from Service.

(b)      Rollover to Prior DCP.  In lieu of receiving a lump sum cash distribution in accordance with Section 7.1(a), the Participant may elect, prior to his Separation from Service, to transfer the balance of his Grandfathered Account in a Valid Notional Rollover; provided, however, that no payment may be made to the Participant under the Prior DCP prior to the first anniversary of the date such Participant incurs a Separation from Service.

(c)      Death.  Notwithstanding the foregoing, in the event of a Participant’s death, his benefit shall be payable on the Death Payment Date.

(d)      Loss of Grandfathering.  In the event that a Participant’s Grandfathered Account shall, for any reason, become subject to Section 409A, such account shall be paid out to the Participant in the same manner as such Participant’s 409A Account.

7.2      Distribution of 409A Accounts.

(a)      Payout under the SESP.  A Participant shall receive a lump sum cash payment equal to the vested balance of his 409A Account on the Participant’s Payment Date, unless (i) he became a Participant prior to January 1, 2009 or is a 2008 New Executive and such balance is transferred in a Valid Notional Rollover in accordance with an election made by the Participant under Section 4.3, or (ii) he redefers his 409A Account prior to his Separation from Service in accordance with Section 8.

(b)      Death.  Notwithstanding the foregoing, in the event of a Participant’s death, his Beneficiary shall receive the vested balance of his 409A Account on the Death Payment Date.

7.3      Applicability of Prior DCP or DCP to Amounts Rolled Over to the Prior DCP or DCP.  A Participant who elects to transfer his Grandfathered Account and/or 409A Account in a Valid Notional Rollover shall be subject to the applicable terms and provisions of the Prior DCP or the DCP, as the case may be, and shall be required to make his payment elections thereunder at the time he elects such notional rollover. Once the amount constituting the Participant’s Grandfathered Account and/or 409A Account is credited under the Prior DCP or the DCP, as the case may be, such crediting shall constitute a full and complete settlement with respect to the Company’s obligations to the Participant under the Plan with respect to his Grandfathered Account and/or 409A Account.

7.4      No Duplicate Benefits.  Nothing in the Plan, including the ability of a Participant to make separate elections with respect to his Grandfathered Account and his 409A Account, shall obligate the Company to pay duplicate benefits to any Participant.

SECTION 8

REDEFERRALS

8.1      409A Account.

(a)      Redeferrals to the DCP.  Subject to this Section 8, instead of being paid on the Payment Date, a Participant shall be permitted to elect, prior to his Separation from Service, to have all or a portion of the vested balance of his 409A Account transferred in a Valid Notional Rollover on the Participant’s Separation from Service.

(b)      Redeferral Requirements.  Subject to Section 8.2, the elections described in this Section 8.1 shall be subject to the following requirements:

1.	The election to transfer the vested balance of a Participant’s 409A Account in a Valid Notional Rollover must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the Payment Date.

2.	The election shall not become effective for at least one year after the election is made.

3.	Any transfer of the 409A Account in a Valid Notional Rollover must be made in accordance with the applicable terms and provisions of the DCP as then in effect and, once the deferred amount constituting such 409A Account is credited under the DCP, shall constitute a full and complete settlement of the Company’s obligations to the Participant under the Plan with respect to the 409A Account.

4.	If the 409A Account is transferred in a Valid Notional Rollover, the payment commencement date elected by the Participant under the DCP for the 409A Account must not be earlier than the fifth anniversary of the Payment Date.

8.2      Limitations on Redeferrals.  Notwithstanding the foregoing provisions of Section 8.1, no Participant shall be permitted to elect a notional rollover to the DCP for any portion of his 409A Account following the date of the Participant’s Separation from Service.

SECTION 9

CLAIMS PROCEDURE

9.1      General.  If a Participant or his Beneficiary or the authorized representative of one of the foregoing (hereinafter, the “Claimant”) does not receive the timely payment of the benefits which he believes are due under the Plan, the Claimant may make a claim for benefits in the manner hereinafter provided.

9.2      Claims.  All claims for benefits under the Plan shall be made in writing and shall be signed by the Claimant. Claims shall be submitted to the Administrative Record Keeper. If the Claimant does not furnish sufficient information with the claim for the Administrative Record Keeper (or such other person who is delegated the responsibility by the Committee to review claims) to determine the validity of the claim, the Administrative Record Keeper shall indicate to the Claimant any additional information which is necessary for the Administrative Record Keeper to determine the validity of the claim.

9.3      Review of Claims.  Each claim hereunder shall be acted on and approved or disapproved by the Administrative Record Keeper within 90 days following the receipt by the Administrative Record Keeper of the information necessary to process the claim. If special circumstances require an extension of the time needed to process the claim, this 90-day period may be extended to 180 days after the claim is received. The Claimant shall be notified before the end of the original period if an extension is necessary, the reason for the extension and the date by which it is expected that a decision will be made. In the event the Administrative Record Keeper denies a claim for benefits in whole or in part, the Administrative Record Keeper shall notify the Claimant in writing of the denial of the claim and notify the Claimant of his right to a review of the Administrative Record Keeper’s decision by the Committee. Such notice by the Administrative Record Keeper shall also set forth, in a manner calculated to be understood by the Claimant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section 9.

9.4      Appeals.  Any Claimant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision by the Administrative Record Keeper. Such appeal must be made within 60 days after the applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

1.	request a review by the Committee of the claim for benefits under the Plan;

2.	set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

3.	set forth any issues or comments which the Claimant deems pertinent to the appeal.

9.5      Review of Appeals.  The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by it. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when the determination will be made. The Committee may require the Claimant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided that the Committee finds the requested documents or materials are pertinent to the appeal.

9.6      Final Decisions.  On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan. The decision of the Committee on any appeal of a claim for benefits shall be final and conclusive upon all parties thereto.

9.7      Denial of Appeals.  In the event the Committee denies an appeal in whole or in part, it shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

9.8      Statute of Limitations.  A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 9.6 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

SECTION 10

AMENDMENT AND TERMINATION

10.1    Amendment or Termination.  The Plan may be amended or terminated at any time, by the Board of Directors or the Committee; provided, however, no amendment or termination may reduce the amount of a Participant’s Deferral Account as of the date of the amendment or termination without the Participant’s written consent. Upon termination of the Plan, payment of a Participant’s Deferral Account shall be made in accordance with the terms of the Plan and the elections in effect prior to such termination unless the Board of Directors or the Committee, in its discretion, determines to accelerate payment and such acceleration may be effected in a manner that will not result in the imposition on any Participant of additional tax or penalties under Section 409A (“Section 409A Compliance”).

10.2    409A Account Amendments.  Notwithstanding any provision in the Plan to the contrary, the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee shall have the independent right, prospectively and/or retroactively, to amend or modify the Plan in accordance with Section 409A, in each case, without the consent of any Participant, to the extent that the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee deems such action to be necessary or advisable to address regulatory or other changes or developments that affect the terms of the Plan with the intent of effecting Section 409A Compliance. Any determinations made by the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee under this Section 10.2 shall be final, conclusive and binding on all persons.

SECTION 11

MISCELLANEOUS

11.1    No Effect on Employment Rights.  Nothing contained herein shall be construed as a contract of employment with any person. The Plan and its establishment shall not confer upon any person the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan.

11.2    Funding.  The Plan at all times shall be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of a right to receive a benefit under the Plan, and any such Participant, Beneficiary or other person shall have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Notwithstanding the foregoing, the Committee or the Board of Directors, in its discretion, may establish a grantor trust to fund benefits payable under the Plan and administrative costs relating to the Plan. The assets of said trust shall be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

1.	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of ERISA;

2.	the Company shall be treated as the “grantor” of said trust for purposes of Sections 671 and 677 of the Code; and

3.	said trust agreement shall provide that the trust fund assets may be used to satisfy claims of the Company’s general creditors.

11.3    Anti-assignment.  To the maximum extent permitted by law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

11.4    Taxes.  The Company shall have the right to deduct any required employment, income or other withholding Taxes from a Participant’s Deferral Account.

11.5    Construction.  This Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto and shall be interpreted and construed accordingly. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of ERISA and therefore exempt from the requirements of Sections 201, 301 and 401 of ERISA. Whenever the terms of the Plan require the payment of an amount by a specified date, the Company shall use reasonable efforts to make payment by that date. The Company shall not be (i) liable to the

Participant or any other person if such payment is delayed for administrative or other reasons to a date that is later than the date so specified by the Plan or (ii) required to pay interest or any other amount in respect of such delayed payment except to the extent specifically contemplated by the terms of the Plan.

11.6    Incapacity of Participant.  In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

11.7    Severability.  In the event that one or more provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

11.8    Governing Law.  The Plan is established under and shall be governed and construed in accordance with the laws of the State of New Jersey, to the extent that such laws are not preempted by ERISA.

FORM OF AMENDMENT TO THE

WYETH SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

The Wyeth Supplemental Employee Savings Plan (the “Plan”) is hereby amended as follows, effective as of the Closing Date (as defined in the Amended and Restated Asset Purchase Agreement, dated September 17, 2009) by and among Pfizer Inc., Wyeth and Boehringer Ingelheim Vetmedica, Inc.:

1.        Section 5.2 of the Plan is hereby amended by adding the following to the end thereof:

“Regardless of the number of Years of Vesting Service, a Participant who is treated as an Affected Employee under the terms of the Amended and Restated Asset Purchase Agreement, dated September 17, 2009, by and among Pfizer Inc., Wyeth and Boehringer Ingelheim Vetmedica, Inc. (the “Boehringer Agreement”) shall become 100% vested in his Matching Contributions as of the Closing Date (as defined under the Boehringer Agreement).”

FORM OF AMENDMENT TO THE

WYETH SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

The Wyeth Supplemental Employee Savings Plan (the “Plan”) is hereby amended as follows, effective as of the Closing Date (as defined in the Agreement and Plan of Merger, dated as of January 25, 2009, by and among Pfizer, Inc., Wagner Acquisition Corp., and Wyeth):

1.        Section 1.2(o) of the Plan is hereby amended in its entirety to read as follows:

“(o)     “Company Stock Fund” means the Investment Option available under the Plan that is designed to track the performance of the common stock of Pfizer Inc., par value $0.05 per share, and any successor thereof.”

2.        Section 5.2 of the Plan is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, all Participants who are employed by the Company on the Closing Date (as defined in the Agreement and Plan of Merger, dated as of January 25, 2009, by and among Pfizer, Inc., Wagner Acquisition Corp., and Wyeth) shall become 100% vested in the Matching Contributions credited to their 409A Account as of the Closing Date. Participants who are on an approved leave of absence on the Closing Date shall become 100% vested in the Matching Contributions credited to their 409A Account as of the Closing Date.”

FORM OF AMENDMENTS TO THE

WYETH SUPPLEMENTAL EMPLOYEE SAVINGS PLAN, WYETH

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, WYETH

DEFERRED COMPENSATION PLAN AND THE WYETH

EXECUTIVE RETIREMENT PLAN (COLLECTIVELY, THE “PLANS”)

The Plans are hereby amended, effective as of January 1, 2011, by deleting the following language “within ninety (90) days after the date of the Participant’s death,” in each of the plan sections listed below, and replacing it with “in the January following the calendar year in which the Participant’s death occurs”:

1.	Wyeth Supplemental Employee Savings Plan – Section 1.2(r);
2.	Wyeth Supplemental Executive Retirement Plan – Sections 5.7, 6.5, 6.6 and 6.8;
3.	Wyeth Executive Retirement Plan – Sections 5.7, 6.5, 6.6 and 6.8; and
4.	Wyeth Deferred Compensation Plan – Sections 7.4 and 7.6.

FORM OF WRITTEN ACKNOWLEDGEMENT AND CONSENT

TERMINATION OF PARTICIPATION

WYETH SUPPLEMENTAL EMPLOYEE SAVINGS PLAN (THE “PLAN”)

Effective on and after January 1, 2012, it is hereby acknowledged that the Plan is “frozen” and no further deferrals may be made under the Plan.